Exhibit 10.3

DATED  March 31, 2009

LIVE CURRENT MEDIA Inc

 - and –

GLOBAL CRICKET VENTURES PTE LTD

- and –

BOARD OF CONTROL FOR CRICKET IN INDIA

NOVATION AGREEMENT

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THIS NOVATION AGREEMENT (the “Agreement”) is made the 31st day of March 2009

BETWEEN

(1)	LIVE CURRENT MEDIA Inc., having its principal office at Suite 645, 375 Water St., Vancouver, BC, CANADA, V6C 5B6 (“Live Current”); and

(2)	GLOBAL CRICKET VENTURES PTE. LTD., a company incorporated under the laws of Singapore having its registered office at 17 Philip Street #05-01, Grand Building Singapore 048695 (“GCV”); and

(3)
BOARD OF CONTROL FOR CRICKET IN INDIA a society registered under the Tamil Nadu Societies Registration Act and having its address at Cricket Center, Wankhede Stadium, Mumbai – 400020 India (the “BCCI-IPL”).

(Live Current, BCCI-IPL and GCV shall also as the context requires be referred to as a “Party” and collectively as the “Parties”)

WHEREAS

(A)
On the 16 April 2008, Live Current and BCCI-IPL entered into a binding MOU under which BCCI-IPL authorised Live Current to design, build, operate, maintain and promote the official website of the Indian Premier League (the “IPL Website”) (the “Original Agreement” or “MOU” attached as Schedule 1 hereto).

(B)
The parties to this Agreement have agreed that Live Current should be released and discharged from the Original Agreement and all outstanding obligations under the Original Agreement in respect of the period commencing on the date of this Agreement (the “Novation Date”) subject to GCV undertaking to perform the Original Agreement (as amended hereunder) and to be bound by the terms of the Original Agreement from the commencement of the Novation Date onwards in place of Live Current.

WHEREAS IT IS HEREBY AGREED AS FOLLOWS, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT ADEQUACY AND SUFFICIENCY OF WHICH IS ACKNOWLEDGED AND ACCEPTED BY THE PARTIES HERETO:

(1)
GCV undertakes to Live Current and as a separate undertaking to BCCI-IPL to perform the Original Agreement and to be bound by the terms of the Original Agreement in respect of the period commencing on the Novation Date in every way as if GCV were a party to the Original Agreement in place of Live Current and on the basis that from the Novation Date GCV shall be regarded as having become a party to the Original Agreement in place of Live Current.

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(2)	(a)
With effect from the Novation Date BCCI-IPL releases and discharges Live Current from the Original Agreement and all outstanding obligations and any claims and demands under the Original Agreement including the Minimum Annual Fees originally due on October 1, 2008 and January 1, 2009 (the “Accrued Fees”) and accepts the liability of GCV under the Original Agreement in lieu of the liability of Live Current and agrees to be bound by the Original Agreement in every way as if GCV were named in the Agreement as a party to the Original Agreement in place of Live Current.  For the avoidance of doubt, with effect from the Novation Date, Live Current (a) shall immediately cease to exercise or exploit any such rights, licenses or benefits granted under the Original Agreement; (c) shall not thereafter use or exploit its previous connection with BCCI-IPL or the Indian Premier League, whether directly or indirectly; (d) shall not at any time thereafter (i) disclose or use any confidential information relating to BCCI-IPL, or the IPL acquired by Live Current during or as a result of the Original Agreement; (ii) make any use of any trade marks, trade names and/or logos of BCCI-IPL, the IPL sponsors, partners or franchises or any similar trade marks, trade names and/or logos; (iii) purport to be associated with BCCI-IPL and/or the IPL; (d) shall promptly return to BCCI-IPL all property of BCCI-IPL within its possession, save that Live Current will be permitted to retain such property as it demonstrates (to the BCCI’s reasonable satisfaction) to be required by law to be maintained for records;  (e) Current shall execute any documents required by BCCI-IPL to effect the termination and/or assignment to BCCI-IPL of any rights in connection with the IPL website (in accordance with clause 4.2 of the Original Agreement);

(b)
GCV shall further pay BCCI-IPL the sum of US$750,000 that is owing from Live Current to the Board of Control for Cricket in India under the Memorandum of Understanding entered into by Live Current and BCCI in respect of the BCCI official website dated 16 April 2008 and which is terminated by a mutual termination agreement signed simultaneously with this Novation Agreement. GCV shall pay the US$750,000 by 1 July 2009 in addition to the sums due under the Original Agreement in accordance with the revised payment schedule as set out at Clause 4(k) below and the terms and conditions applicable to payments in the Original Agreement.

(3)
Live Current covenants with GCV and as a separate covenant with BCCI-IPL that, except for payment of the Accrued Fees, it shall duly discharge all the liabilities and perform all the obligations of Live Current (if any) under the Original Agreement up to and including the Novation Date and undertakes to indemnify GCV and BCCI-IPL and keep GCV and BCCI-IPL indemnified against all actions, proceedings, claims, demands and expenses of whatever nature arising out of or in connection with any breach by Live Current of the terms of the Original Agreement, except for payment of the Accrued Fees, in respect of the period up to and including the Novation Date.

(4)	GCV and BCCI-IPL hereby agree to amend the Original Agreement as follows:

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(a)	Clause 1.5 of the Original Agreement shall be replaced with the following:

“GCV will construct a web portal at CRICKET.COM (the "CRICKET.COM Portal")”

(b)	The paragraph at the end of Clause 1.8 of the Original Agreement shall be amended as follows:

“In each case for a period commencing on 1 April 2008 and ending on 31 December 2017, subject to the terms and conditions of clause 1.9 below.”

(c)	Intentionally omitted.

(d)
Clause 1.15(i) and 1.15(ii) of the Original Agreement as set out below shall be deleted in its entirety and treated as intentionally deleted so that the numbering of subsequent sub-paragraphs does not change::

“(i)           The Parties will set up a joint committee (“Facilitation Committee”), which will comprise of such number of LIVE CURRENT MEDIA representatives and BCCI-IPL representatives as may be agreed upon by the Parties. The Facilitation Committee will be chaired by a nominee of the BCCI or such other person as agreed between the Parties.  It is agreed that the chair of the Facilitation Committee shall not have a casting vote on any issue.

(ii)           The payment schedule set out in clause 1.10 and detailed in Schedule 2 may be subject to review by the Facilitation Committee from time to time, but it is accepted that the payment schedule may only be varied with the written agreement of both Parties.”

(e)	Clause 1.15(vii) of the Original Agreement shall be amended as follows (additional wording underlined):

“LIVE CURRENT MEDIA [GCV] shall provide BCCI-IPL with regular reports on the building and operation of the IPL Website, and in any event not less than twice per annum. BCCI-IPL may, at its discretion, review the progress and plans on the IPL Website rollout and the operation of the IPL Website and it is agreed that the IPL Website shall only be launched/promoted/operated after prior written approval of BCCI-IPL (not to be unreasonably withheld or delayed).”

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(f)	Clause 3.2(i) of the Original Agreement shall be amended as follows (additional wording underlined):

“(a)   GCV shall have the exclusive right to display and commercially exploit all official IPL still photographic images whose rights are owned and controlled by the BCCI-IPL, including such photographs taken at Indian Premier League events, subject to the provisions of the press and photography accreditation arrangements, it being acknowledged that BCCI-IPL shall not be required to acquire rights to still photographic images of matches. GCV must ensure that such still images may not be refreshed in such a way as to create any form of sequencing that is akin to a moving image or video.  It is acknowledged and accepted that BCCI-IPL’s Broadcast Partners (and their sub-licensees) shall be entitled (A) to receive a limited number of stills (free of charge) for use for promotional purposes only and not for any commercial exploitation and (B) to extract stills from the footage of IPL matches and to use the same for promotional purposes only and not for any commercial exploitation.

(b)   IPL will be responsible for commissioning an “official photographer” (that will be mutually agreed upon by the Parties) for images which will be made available to GCV in accordance with this clause 3.2(i) with the costs of such official photographers to be shared by BCCI-IPL and GCV on a 50/50 basis.

(c)   Commercial exploitation of official still IPL photographic images shall be subject to the entity licensing and exploiting such images obtaining all necessary endorsement clearances from individuals featured in such photographic images.”

(g)	Clause 3.2(ix) of the Original Agreement shall be amended as follows (additional wording underlined):

“(ix)  GCV shall have the exclusive right and license to operate official on-line fantasy leagues of IPL and any and all official Flash-based online multi-player IPL games, excluding for the avoidance of doubt any SMS exploitation”

(h)	Clause 3.2(xv) of the Original Agreement as set out below shall be deleted in its entirety and treated as intentionally deleted so that the numbering of subsequent sub-paragraphs does not change:

“Rights over the sale of tickets online will be determined in the Final Agreement.”

(i)	Clause 4.2(i) of the Original Agreement shall be amended as follows (additional wording underlined):

“GCV will assign to BCCI-IPL on creation:

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(i)           all intellectual property rights (including but not limited to all copyright) in the design, look, feel, format and all content of the IPL Website (including without limitation any and all clips or highlights of IPL matches produced by GCV under this MOU) and BCCI-IPL will grant GCV a licence to use such rights during the Term;”

(j)	The Original Agreement shall be amended by adding the following clauses at Clause 4.9:

4.9	Termination

Either party may at any time (without prejudice to any other rights it may then have against the other party at law or in equity or otherwise) by giving notice in writing to the other party terminate this MOU forthwith in any of the following events:

(i)
if the other party shall commit or permit to be committed any material breach or breaches of any of the terms conditions and warranties contained herein and does not remedy such material breach within 14 days of written notice so to do; or

(ii)
if the other party (being an individual) shall commit an act of bankruptcy and/or become bankrupt or have a receiving order made against him or shall enter into an arrangement or composition with or for the  benefit of his creditors or shall suffer an execution to be levied against his goods or property or (being a Company) shall be wound up whether compulsory or voluntarily (save for the purpose of reconstruction) or shall suffer an execution to be levied against its goods or property or shall have a Receiver appointed over its assets or any of them or if notice of any liquidation proceedings shall be served upon it.

4.10	Effect of Termination or Expiry

Upon expiration or termination of this MOU for any reason whatsoever:

(i)	all rights, licenses and benefits granted to GCV under this MOU shall forthwith revert to BCCI-IPL;
(ii)
GCV shall immediately cease to exercise or exploit any such rights, licenses or benefits and BCCI-IPL shall immediately thereafter be entitled to grant all or any such rights, licenses or benefits to any other person;

(iii)	GCV shall not thereafter use or exploit its previous connection with BCCI-IPL or the Indian Premier, whether directly or indirectly;
(iv)
GCV shall not at any time thereafter (a) disclose or use any confidential information relating to BCCI-IPL, or the Indian Premier League acquired by GCV during or as a result of this MOU; (b) make any use of any trade marks, trade names and/or logos of BCCI-IPL, the IPL sponsors, partners or franchises or any similar trade marks, trade names and/or logos; (c) purport to be associated with BCCI-IPL and/or the IPL;

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(v)
GCV shall promptly return to BCCI-IPL all property of BCCI-IPL within its possession, save that GCV will be permitted to retain such property as it demonstrates (to the BCCI-IPL’s reasonable satisfaction) to be required by law to be maintained for records;

(vi)	GCV shall execute any documents required by BCCI-IPL to effect the termination and/or assignment to BCCI-IPL of any rights in connection with this MOU;
(vii)
such termination shall be without prejudice to any other rights or remedies to which a party may be entitled under this MOU or at Law as a result of or in relation to any breach or other event which gives rise to such termination, and shall not affect any other accrued rights or liabilities of either party as at the date of termination; and

(viii)
within fourteen (14) days after the expiry of the Term or after any earlier termination of this Agreement, GCV shall upon and in accordance with the reasonable written instructions of BCCI-IPL either (at the BCCI-IPL's election): (a) deliver to (delivery costs being for the account of GCV where such instructions follow a termination of this Agreement by BCCI-IPL, but otherwise being for the account of BCCI-IPL) or make available for collection by BCCI-IPL; or (b) procure destruction of, all or any recordings of IPL-related footage and (unless agreement is reached pursuant to Clause 1.9(ii)(d)) stills, and such other tapes, videos and other recordings of IPL-related material delivered to GCV by or on behalf of BCCI-IPL pursuant to this MOU.  Any such delivery shall be to the address notified to GCV by BCCI-IPL in writing or otherwise in accordance with the written instructions of BCCI-IPL; and

(ix)	It is acknowledged and agreed that the terms of Clauses 2.1-2.4 (inclusive), 4.2, 5.6-5.10 (inclusive) shall survive termination of this MOU.

4.11	Trade Mark Protections And Intellectual Property

(i)	Other than expressly set out herein, GCV shall not adopt, create or begin to use:

(a)	any registered or unregistered trade marks owned or used by BCCI-IPL or any IPL Team, in any language whatsoever; or
(b)	any term which is confusingly similar to, is a colourable imitation of, or is a derivation of, or which unfairly competes with, any such trade marks.

(ii)
In particular, GCV shall not develop, use or register any name, logo, trade mark, indicia, brand name, symbol, service mark or other mark (whether registered or unregistered) or designation which, in BCCI-IPL’s reasonable opinion, may be inferred by the public as identifying with any of BCCI-IPL and/or any IPL Team.

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(iii)
Any and all Intellectual Property Rights that subsists in the IPL world feed and IPL footage (including adaptations, edits, transmissions and recordings thereof by GCV) shall be owned by BCCI-IPL for the full term of copyright including all renewals, reversions and extensions thereof and thereafter in perpetuity.

4.12	Assignment

(i)
GCV shall not assign or purport to assign, sub-contract or otherwise part with the burden or the benefit of this MOU or any part thereof or interest hereunder to any person without the prior written consent of BCCI-IPL, subject only to (a) GCV’s right to commercial exploit certain content as set out in Clause 3.2, and (b) GCV having the right, on provision of prior written notice to BCCI-IPL, to assign the burden or benefit of this MOU to the Global Cricket Ventures company that it is to be incorporated under the laws of Mauritius without the need to obtain the consent of BCCI-IPL for the same.

(ii)	BCCI-IPL may assign the benefit and burden of this MOU to any company capable of granting the rights granted hereunder.

4.13	Force Majeure

(i)
If either party is totally or partially prevented or delayed in the performance of any of its obligations (other than payment obligations and other obligations of GCV) under this MOU by an Event of Force Majeure (as defined below) and if such party gives written notice thereof to the other party specifying the matters constituting the Event of Force Majeure then the party so prevented or delayed shall be excused the performance of the affected obligation as from the date of such notice for so long as such cause or delay shall continue and shall have no liability to the other party as a result of its failure to perform or delay in performing the affected obligation.  Without prejudice to the generality of the foregoing BCCI-IPL shall be under no liability whatsoever to GCV in the event of the non-delivery or non-availability of any world feed or tape or pictures occasioned by an Event of Force Majeure.

(ii)
For the purpose of this MOU the term "Event of Force Majeure" shall mean Act of God, revolution, national mourning, strikes, lock-outs or other industrial action, failure or delay in transmit, satellite failure, failure of any public utility or undertaking, terrorist action or threat thereof, civil commotion, invasion, war, threat or preparation for war, fire, explosion, storm, flood, earthquake, other natural disaster, epidemic and any legislation, regulation or ruling of any government, court or other such competent authority or any other cause affecting the performance of this MOU arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of the party affected.

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4.14           Non-Waiver
No failure or delay by BCCI-IPL or GCV in exercising any right, power or privilege hereunder shall operate as a waiver thereof or otherwise result in the loss of such right, power or privilege nor shall single or partial exercise thereof preclude any subsequent exercise in law in equity or otherwise.

4.15           No Partnership
Nothing contained in this MOU shall be interpreted as constituting a partnership or joint venture between the parties hereto and neither party hereto shall have authority to bind the other in any manner whatsoever unless otherwise expressly provided in this MOU.

(k)	Schedule 2 to the Original Agreement setting out the payment schedule shall be amended as follows:

“Minimum Annual Fee Payment Schedule

Payment Due Date	Payment Amount ($US)
July 1, 2009	$1,500,000 plus $750,000, a total of $2,250,000
October 1, 2009	$500,000
January 1, 2010	$500,000
April 1, 2010	$500,000
July 1, 2010	$500,000
October 1, 2010	$500,000
January 1, 2011	$500,000
April 1, 2011	$500,000
July 1, 2011	$500,000
October 1, 2011	$1,000,000
January 1, 2012	$1,000,000
October 1, 2012	$1,000,000
January 1, 2013	$1,000,000
October 1, 2013	$1,000,000
January 1, 2014	$1,000,000
October 1, 2014	$1,000,000
January 1, 2015	$1,000,000
October 1, 2015	$1,000,000
January 1, 2016	$1,000,000
October 1, 2016	$1,000,000
January 1, 2017	$1,000,000
October 1, 2017	$1,250,000
January 1, 2018	$1,250,000

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(5)
Further Assurances. The parties hereto shall execute and deliver such further assurances, instruments and documents and do all such things and acts which shall be necessary or appropriate for carrying out the purpose and intent of this agreement.

(6)
Confidentiality and Publicity. (a)  No Party shall disclose (or permit or cause its employees, agents or representatives to disclose), Confidential Information (as defined in the MOU) disclosed to it (including information disclosed during audit) by another Party, to any other person, without the prior written consent of the other Party to whom the duty of confidentiality is owed, Except That the Parties may disclose any such Confidential Information: (a) if and to the extent required by Law or for the purpose of any judicial proceedings; (b) if and to the extent required by any regulatory or governmental body to which that party is subject including the U.S. Securities and Exchange Commission (“SEC’); (c) to its professional advisers (which shall include in the case of BCCI-IPL IMG), auditors and bankers, and its (or its Affiliates') employees, agents or representatives; (d) if and to the extent the information is or has come into the public domain through no fault of that Party; or (e) if and to the extent the other Party has given prior written consent to the disclosure.  BCCI-IPL acknowledges that upon execution of this Agreement, Live Current must disclose this Agreement and the MOU to the SEC.

(b)  Live Current and BCCI-IPL agree to cooperate with respect to the form and content of a joint press release to be issued by Live Current and BCCI-IPL on the signing of this Agreement with respect to the termination of the MOU and this Agreement.  Neither Live Current nor GCV shall release any press release relating to the MOU or this Agreement without BCCI-IPL’s prior written approval which shall not be unreasonably withheld.

(7)
Representations of the Parties. Live Current, BCCI-IPL, and GCV each represents to the other Parties that: (a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and is in good standing; (b) it has power to execute and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance; (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; (d) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and (e) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms.

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(8)
Waiver. Any term of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by any laws or otherwise afforded, will be cumulative and not alternative.

(9)	Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

(10)	Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

(11)  Entire Agreement. This Agreement (of which the Schedule hereto forms an integral part) supercedes all prior discussions, representations, warranties and agreements, both written and oral, among the Parties with respect to the subject matter hereof, and contains the sole and entire agreement among the Parties with respect to the subject matter hereof. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

(12)
Headings and Defined Terms. (a) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. (b) Capitalised terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in the MOU.

(13)
Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

(14)	Governing Law

(a)
This Agreement shall be governed by and construed in accordance with the substantive laws of India.  Any dispute arising out of or in relation to this Agreement involving the interpretation or implementation of the clauses of this Agreement, or the breach, termination or validity thereof, shall be resolved in accordance with the procedures specified in this clause which shall be the sole and exclusive procedure for the resolution of any and all such disputes before seeking recourse to Arbitration.

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(b)
The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by good faith negotiations for a period of twenty-one (21) days from date of issuance of written notice that a dispute has arisen.

(c)
Any dispute which has not been resolved as provided herein within 21 days of the initiation of such procedure, shall be settled exclusively by arbitration in Mumbai India, in accordance with ARBITRATION AND CONCILIATION ACT, 1996.  The arbitration tribunal shall consist of 3 arbitrators, with each party designating one arbitrator and the said chosen arbitrators designating the third arbitrator.  The place of arbitration in India shall be Chennai, and the language of arbitration shall be English.  The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

(d)	The parties hereby agree any award of the tribunal shall be enforced in any court of competent jurisdiction in Mumbai.

(e)	This Agreement shall be governed by and construed in accordance with the laws of India and shall be subject to the exclusive jurisdiction of the courts in Mumbai, India.

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The parties to this Agreement have signed and entered into this Agreement on the day and in the year first written above.

EXECUTED AS A DEED

Signed and delivered for
BOARD OF CONTROL FOR CRICKET
IN INDIA
In accordance with the Memorandum and
Rules and Regulations of the Board of Control
For Cricket in India

/s/ Lalit Modi
Name:        Lalit Modi
Position:   Chairman and Commissioner, Indian Premier League
Date:               ___________________________

In the presence of a WITNESS:

/s/  E. M. DeVilliers
Name:  E. M. DeVilliers
Date: ____________________________

Signed and delivered for
LIVE CURRENT MEDIA Inc

/s/ C. Geoffrey Hampson
Name:     C. Geoffrey Hampson
Position:  Chairman and CEO
Date:               __________________________

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In the presence of a WITNESS:

/s/ Amy Frankel
Name:  Amy Frankel
Date:    ____________________________

Signed and delivered for
GLOBAL CRICKET VENTURES PTE LTD

/s/ Mark Melville
Name:            Mark Melville
Position:        Director and Acting CEO
Date:               __________________________

In the presence of a WITNESS:

/s/ Amy Frankel
Name:    Amy Frankel
Date:               __________________________

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SCHEDULE 1

The Original Agreement or MOU

See Exhibit 10.2 to this Current Report on Form 8-K